EXHIBIT 5.1

LETTERHEAD OF LIMITED BRANDS, INC.

September 10, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration Statement on Form S-8 for Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2009 Restatement)

Dear Ladies and Gentlemen:

As Senior Vice President and General Counsel of Limited Brands, Inc. (the “Company”), I advise you as follows in connection with the filing by the Company of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 2,000,000 shares of Common Stock at $0.50 par value (“Common Stock”) issuable pursuant to the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2009 Restatement) (the “Plan”).

As Senior Vice President and General Counsel of the Company, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan, upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5.1 and 23.2 to the Registration Statement.

Sincerely,

/s/ Douglas L. Williams
Douglas L. Williams
Senior Vice President and General Counsel